Exhibit 99.10

Execution Version

FIRST AMENDMENT AND WAIVER TO LOAN AGREEMENT

FIRST AMENDMENT AGREEMENT (this “Amendment”), dated as of February 25, 2022 by and among MARFRIG GLOBAL FOODS S.A., as Borrower (“Borrower”), JPMORGAN CHASE BANK, N.A., LONDON BRANCH, as Lender (“Lender”), and BANCO J.P.MORGAN S.A., as Collateral Agent (“Collateral Agent”).

RECITALS:

WHEREAS, reference is made to the Loan Agreement dated as of October 22, 2021 (the “Loan Agreement”) by and among Borrower, Lender and Collateral Agent;

WHEREAS, Borrower and Lender have mutually agreed to certain modifications to the Collateral under the Loan Agreement and to certain covenants thereunder on the terms, and subject to the conditions, set forth herein;

WHEREAS, Borrower has also requested that Lender permit the Borrower to unwind of the Collar Transaction without prepaying a proportionate amount of the Advance outstanding under the Loan Agreement at such time, together with accrued and unpaid interest thereon (the “Waiver”) until April 25, 2022 (“Waiver End Date”); and

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

1.                  Defined Terms; References. Unless otherwise specifically defined herein, each term used herein that is defined in Annex A hereto has the meaning assigned to such term in Annex A hereto.

Each reference to “hereof”, “hereunder”, “herein” and “hereby” and each other similar reference and each reference to “this Agreement” and each other similar reference contained in the Loan Agreement shall, after this Amendment becomes effective, refer to the Loan Agreement as amended hereby. For the avoidance of doubt, after the Amendment Effective Date (as defined below), any references to “date hereof,” or “date of this Agreement,” in the Loan Agreement shall continue to refer to October 22, 2021.

2.                  Amendments to Loan Agreement. Effective on and as of the Amendment Effective Date the Loan Agreement is hereby amended by incorporating the changes shown in the blackline attached as Annex A hereto;

3.                  Waiver. Effective on and as of the Amendment Effective Date to but not including the Waiver End Date, notwithstanding Section 2.05(b) of the Loan Agreement, Borrower shall not be required to prepay any portion of the outstanding Advance following the consensual unwind of the Collar Transaction, if any.

For the avoidance of doubt, on the Waiver End Date, the Waiver shall no longer apply and Lender may, in its sole discretion, require the prepayment of any portion of the Advance outstanding under the Loan Agreement, together with accrued and unpaid interest thereon, before or after a partial termination or consensual unwind of the Collar Transaction pursuant Section 2.05(b) of the Loan Agreement. In the event Lender decides to require such prepayment, Lender will notify Borrower in writing and any such amounts shall be payable by Borrower to Lender one (1) Business Day after receipt of such notice by Borrower. Failure of the Borrower to make any such payments shall constitute an immediate Event of Default pursuant to Section 7.01(a) of the Loan Agreement.

4.                  Effectiveness. This Amendment shall become effective upon satisfaction of each of the following conditions precedent (the date of such effectiveness, the “Amendment Effective Date”):

a.	Lender shall have received each of the following documents, duly executed, each dated as of the Amendment Effective Date (except in the case of lien searches, which shall be dated on or prior to the Amendment Effective Date), in each case, in form and substance reasonably satisfactory to Lender:

i.    duly executed counterparts of this Amendment and an amendment to the Shares Security Agreement;

ii.   a certificate of a Responsible Officer of Borrower, dated the Amendment Effective Date, which shall (A) certify the resolutions of its general partner, board of directors, board of managers, equivalent governing body, or shareholders, as applicable, authorizing the execution, delivery and performance of this Amendment, (B) identify by name and title and bear the signatures of the Responsible Officers and any other officers of Borrower authorized to sign this Amendment (including pursuant to any powers of attorney), and (C) certify certain appropriate attachments, including (x) the Organization Documents of Borrower certified by the relevant authority of the jurisdiction of organization of Borrower and copies of all shareholders or board of directors resolutions required for the execution, delivery and performance of this Amendment, as requested by Lender and its counsel and (y) if applicable, a good standing certificate for Borrower from its jurisdiction of organization;

iii.   a solvency certificate from a Responsible Officer of Borrower;

iv.   other appropriate evidence from filing offices or central securities depository of each jurisdiction as may be necessary to perfect the security interests created by each Security Agreement (including filing of the amendment to the Credit Rights Security Agreement with the Brazilian Registry of Deeds and Documents); and

v.   such other certificates or documents as Lender reasonably may require.

b.	All documented fees and expenses required to be paid under the Collar Loan Documentation on or before the Amendment Effective Date, including counsel fees invoiced prior to the Amendment Effective Date and UCC financing statement search and filing fees, shall have been paid.

c.	Each of the representations and warranties contained in Section 5 hereof shall be true and correct on and as of the Amendment Effective Date.

d.	Since the date of the Loan Agreement, no event or condition shall have resulted in, or could be reasonably expected to cause, either individually or in the aggregate, a Material Adverse Effect.

e.	No Default, Event of Default, Collateral Event of Default, Early Collar Termination Event, Market Disruption Event or Potential Adjustment Event shall have occurred and be continuing or would result from the effectiveness of this Amendment.

f.	An amount of Collateral Shares no less than the Number of Transaction Shares shall constitute Acceptable Collateral.

g.	The Collateral Requirement shall have been satisfied in all respects.

5.                  Representations and Acknowledgements.

a.	Borrower represents and warrants that (i) the representations and warranties made by it in the Loan Agreement (as amended hereby) and the other Collar Loan Documentation are true and correct in all material respects, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which representation and warranty shall be true and correct in all respects, on and as of the date of this Amendment with the same effect as if made on and as of such date (except for any such representation and warranty that by its terms is made only as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date, except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which representation and warranty shall be true and correct in all respects as of such earlier date), (ii) no Default, Event of Default, Collateral Event of Default, Early Collar Termination Event, Market Disruption Event or Potential Adjustment Event has occurred and is continuing on the date hereof and (iii) since the date of the Loan Agreement, no event or condition has resulted in, or could be reasonably expected to cause, either individually or in the aggregate, a Material Adverse Effect.

b.	On the date of the Loan Agreement and the Amendment Effective Date, Borrower made the representations and warranties set forth in Article 3 thereof as in effect at such time. Nothing in this Amendment shall be deemed to constitute an amendment or modification of, or a waiver with respect to, any of such representations and warranties made at such time.

6.                Evidence of Consent. By executing a signature page hereto, each party to this Amendment hereby evidences its agreement to the amendments and modifications set forth herein.

7.                Confirmation of Security Interests. By signing this Amendment, Borrower hereby confirms that (a) its obligations under the Loan Agreement, as modified or supplemented hereby, (i) are entitled to the benefits of the security interests set forth or created in the Security Agreement(s) and (ii) constitute “Obligations” and “Secured Obligations” or any other similar terms for purposes of such Security Agreement(s) and (b) notwithstanding the effectiveness of the terms hereof, the security interests granted by it pursuant to the Security Agreement(s) are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects (after giving effect to the amendments set forth herein). Borrower ratifies and confirms that all Liens granted, conveyed, or assigned to the secured party or fiduciary assignee, as the case may be, by it pursuant to the Security Agreement(s) remain in full force and effect, are not released or reduced, and continue to secure full payment and performance of the Secured Obligations, as modified hereby. All rights and remedies that each of Lender and the Collateral Agent may have now or in the future under the Collar Loan Documentation and applicable law are expressly reserved.

8.                Collar Loan Documentation. This Amendment constitutes “Collar Loan Documentation” entered into in connection with the Loan Agreement. The terms of Sections 8.01, 8.06 (b) - (e), 8.08, 8.09 and 8.14 of the Loan Agreement shall apply mutatis mutandis to this Amendment as if such provisions were fully set forth herein.

9.                Amendment, Modification and Waiver. This Amendment may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

10.              Governing Law. This Amendment shall be governed by, and construed in accordance with, laws of the State of New York.

11.              Counterparts. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Amendment.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be duly executed and delivered by its duly authorized representative as of the date first above written.

BORROWER:

MARFRIG GLOBAL FOODS S.A.
as Borrower

By:	/s/ Tang David
Name: Tang David
Title: Chief Financial Officer

By:	/s/ Heraldo Geres
Name: Heraldo Geres
Title: Chief Legal Officer

[Signature Page to First Amendment Agreement]

JPMORGAN CHASE BANK, N.A., LONDON BRANCH
as Lender

By:	/s/ Andrés Cassinello Herrera
Name: Andrés Cassinello Herrera
Title: Executive Director

[Signature Page to First Amendment Agreement]

BANCO J.P.MORGAN S.A.
as Collateral Agent

By:	/s/ Fabio Jorge Resegue
Name: Fabio Jorge Resegue
Title: Director

By:	/s/ Mauricio Vernacci
Name: Mauricio Vernacci
Title: Director

[Signature Page to First Amendment Agreement]

ANNEX A

Amended Loan Agreement

[Attached]